EXHIBIT 99.2

INDEX TO AUDITED FINANCIAL STATEMENTS OF CENTRALITY COMMUNICATIONS, INC. AND SUBSIDIARIES

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of

Centrality Communications, Inc.:

We have audited the accompanying consolidated balance sheets of Centrality Communications, Inc. and subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, redeemable convertible preferred stocks and stockholders’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Centrality Communications, Inc. and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As described in Note 1 to the consolidated financial statements, the Company adopted Financial Accounting Standards Board Statement No. 123 (revised 2004), Share-Based Payment, effective January 1, 2006.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

July 31, 2007

CENTRALITY COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$8,657,874	$14,083,107
Short-term investments	—	10,038,004
Short-term investments — restricted	—	500,000
Accounts receivable (net of reserve of $0 and $28,412, respectively)	3,016,373	1,075,726
Inventories — finished goods	2,348,729	1,027,136
Prepaid expenses and other current assets	708,224	243,416

Total current assets	14,731,200	26,967,389

PROPERTY AND EQUIPMENT — Net	1,865,655	965,660

OTHER ASSETS	482,905	108,083

TOTAL	$17,079,760	$28,041,132

LIABILITIES AND SHAREHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Accounts payable	$2,070,577	$2,986,928
Accrued liabilities	2,278,816	2,618,820
Deferred income	483,420	—
Bank notes payable — current portion	—	69,892

Total current liabilities	4,832,813	5,675,640

NONCURRENT LIABILITIES — Long-term liabilities	25,533	6,807

COMMITMENTS (Note 5)

REDEEMABLE CONVERTIBLE PREFERRED STOCK:
Preferred A — 4,306,666 shares authorized in 2006 and 2005; and 4,306,666 shares issued and outstanding in 2006 and 2005 (aggregate liquidation preference of $3,230,000)	3,230,000	3,230,000
Preferred B — 6,333,334 shares authorized in 2006 and 2005; 6,333,334 shares issued and outstanding in 2006 and 2005 (aggregate liquidation preference of $9,599,130)	9,568,996	9,562,706
Preferred C — 14,096,494 shares authorized in 2006 and 2005; 14,096,494 shares issued and outstanding in 2006 and 2005 (aggregate liquidation preference of $17,423,266)	17,345,744	17,330,238
Preferred D — 12,956,727 shares authorized in 2006 and 2005; 12,956,727 shares issued and outstanding in 2006 and 12,885,851 shares issued and outstanding in 2005 (aggregate liquidation preference of $20,108,840)	20,049,790	19,927,780

Total redeemable convertible preferred stock	50,194,530	50,050,724

SHAREHOLDERS’ DEFICIT:
Convertible Preferred Stock:
Preferred D-1 — 324,996 shares authorized in 2006 and none issued and outstanding	110,630	—
Common stock: 51,933,524 shares authorized; 4,472,415 shares issued and outstanding in 2006 and 4,005,914 shares issued and outstanding in 2005	731,619	333,476
Accumulated deficit	(38,815,365)	(28,025,515)

Total shareholders’ deficit	(37,973,116)	(27,692,039)

TOTAL	$17,079,760	$28,041,132

See accompanying Notes to Consolidated Financial Statements.

CENTRALITY COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2006	2005
REVENUE	$18,692,788	$12,481,551
COST OF REVENUE	11,223,736	6,169,152

GROSS MARGIN	7,469,052	6,312,399

OPERATING EXPENSES:
Research and development	11,302,510	9,156,800
Sales and marketing	3,946,136	2,404,906
General and administrative	3,551,943	2,022,629

Total operating expenses	18,800,589	13,584,335

LOSS FROM OPERATIONS	(11,331,537)	(7,271,936)
INTEREST INCOME	646,608	185,613
INTEREST EXPENSE	(659)	(3,859)
OTHER INCOME (EXPENSES)	(31,761)	(15,763)

LOSS BEFORE PROVISION FOR INCOME TAXES	(10,717,349)	(7,105,945)
PROVISION FOR INCOME TAXES	(38,695)	(10,670)

NET LOSS	$(10,756,044)	$(7,116,615)

See accompanying Notes to Consolidated Financial Statements.

CENTRALITY COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	Redeemable Convertible Preferred Stock		Convertible Preferred Stock	Common Stock		Accumulated	Total Shareholders’	Comprehensive
	Shares	Amount	Amount	Shares	Amount	Deficit	Deficit	Loss
BALANCE — December 31, 2004	24,736,494	$30,098,254	$—	2,776,324	$164,890	$(20,883,207)	$(20,718,317)
Issuance of Series D preferred stock (net of issuance cost of $72,061)	12,885,851	19,926,777
Exercise of stock options				1,229,590	168,586		168,586
Accretion of redeemable convertible preferred stock		25,693				(25,693)	(25,693)
Net loss						(7,116,615)	(7,116,615)	$(7,116,615)

BALANCE — December 31, 2005	37,622,345	50,050,724	—	4,005,914	333,476	(28,025,515)	(27,692,039)
Issuance of Series D preferred stock for services rendered	70,876	110,000
Issuance of Series D-1 preferred stock warrants in connection to credit facilities			110,630				110,630
Exercise of stock options				466,501	74,310		74,310
Accretion of redeemable convertible preferred stock		33,806				(33,806)	(33,806)
Employee share-based compensation expense					323,833		323,833
Net loss						(10,756,044)	(10,756,044)	$(10,756,044)

BALANCE — December 31, 2006	37,693,221	$50,194,530	$110,630	4,472,415	$731,619	$(38,815,365)	$(37,973,116)

See accompanying Notes to Consolidated Financial Statements.

CENTRALITY COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(10,756,044)	$(7,116,615)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	505,130	277,603
Loss on disposal of equipment	681	18,245
Employee share-based compensation expense	323,833
Issuance of Preferred stock for services rendered	110,000
Changes in operating assets and liabilities:
Accounts receivable	(1,940,648)	(231,637)
Inventories	(1,321,593)	(571,248)
Prepaid and other assets	(729,000)	(166,087)
Accounts payable	(902,654)	1,988,897
Deferred income	483,421
Accrued and other liabilities	(321,278)	1,859,956

Net cash used in operating activities	(14,548,152)	(3,940,886)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of short-term investments	10,038,004	8,085,691
Purchase of short-term investments		(10,027,389)
Proceeds from sale (purchases) of investments — restricted	500,000	(197,089)
Purchase of property and equipment	(1,419,503)	(687,309)

Net cash provided by (used in) investing activities	9,118,501	(2,826,096)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowing from bank notes payable		48,713
Repayment of bank notes payable	(69,892)	(40,267)
Proceeds from issuance of preferred stock		19,926,777
Proceeds from issuance of common stock	74,310	168,586

Net cash provided by financing activities	4,418	20,103,809

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(5,425,233)	13,336,827
CASH AND CASH EQUIVALENTS:
Beginning of year	14,083,107	746,280

End of year	$8,657,874	$14,083,107

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$3,814	$3,859

Cash paid for income taxes	$24,259	$16,521

NONCASH INVESTING AND FINANCING ACTIVITIES:
Accretion related to convertible preferred stock	$33,806	$25,693

Accrued costs for property and equipment purchases	$5,188	$18,885

Issuance of Series D-1 preferred stock warrants for credit facilities	$110,630	$—

See accompanying Notes to Consolidated Financial Statements.

CENTRALITY COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

1.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Business — Centrality Communications, Inc. (previously known as PalmMicro Communications, Inc.) (the “Company”) is a fabless semiconductor company that designs, markets and sells advanced application processors combining GPS, 2D and 3D graphics, multimedia, and communications hardware for the worldwide navigation system market. The Company was incorporated in California on January 25, 1999.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

Principles of Consolidation — The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Shanghai Centrality Communications (formally Shanghai PalmMicro Communications, Co. Ltd.) in China, Centrality Ltd. (previously known as PalmMicro International Ltd), Cayman Islands, and Centrality LLC in Korea. All intercompany transactions and balances have been eliminated upon consolidation.

Certain Significant Risks and Uncertainties — The Company operates in a dynamic high technology industry and changes in any of the following areas could have a material adverse effect on the Company’s financial position and results of operations: unpredictable volume and timing of customer orders, which are not fixed by contract; loss of one or more of its customers; decrease in the overall average selling prices of its products; changes in the relative sales mix of its products; changes in its cost of finished goods; the availability, pricing and timeliness of delivery of other components used in the Company’s customers’ products; reliance on third-party wafer fabrication and manufacturing service providers; the Company’s customers’ sales outlook, purchasing patterns and inventory adjustments based on consumer demands and general economic conditions; product obsolescence and the Company’s ability to manage product transitions; the Company’s ability to successfully develop, introduce and sell new or enhanced products in a timely manner; and the timing of new product announcements or introductions by the Company or by its competitors.

Cash and Cash Equivalents — The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents consist principally of checking and money market accounts.

Short-Term Investment — Investments, comprising certificates of deposits, are classified as available for sale and are recorded at cost which approximates fair market value. Any unrealized gains and losses are recorded in other comprehensive income (loss).

Concentration of Credit Risk — Financial instruments that potentially subject the Company to concentration of credit risk consist of cash, cash equivalents, and accounts receivables. The Company maintains its cash and cash equivalents primarily in checking and money market accounts with high credit quality financial institutions. Credit risk is mitigated by the Company’s credit evaluation process and reasonably short terms for collection. The Company does not require collateral or other security to support accounts receivable. Allowance for doubtful accounts receivable is recorded for estimated amounts not collectible.

At December 31, 2006, three customers accounted for 19%, 19%, and 17% of the total accounts receivable. At December 31, 2005, three customers accounted for 20%, 22%, and 16% of the total accounts receivable.

For the year ended December 31, 2006, one customer accounted for 17 % of the total revenue. For the year ended December 31, 2005, three customers accounted for 17%, 11%, and 10% of total revenue.

Property and Equipment — Property and equipment — net are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets of three to five years. Leasehold improvements are amortized over the shorter of the related lease term or estimated useful lives.

Inventories — Inventories are stated at the lower of cost or market on a first-in, first-out basis. Inventories include finished goods parts that may be specialized in nature and subject to rapid obsolescence. The Company periodically reviews the quantities and carrying values of inventories to assess whether the inventories are recoverable. The costs associated with provisions for excess quantity and technological obsolescence are charged to cost of sales.

Warranty — The Company’s products carry a warranty against defects for a period of one year. The expected cost associated with these warranty obligations is recorded when the revenue is recognized. Warranty costs and related accrued warranty costs for the years ended December 31, 2006 and 2005, are as follows:

	2006	2005
Balance — beginning of period	$11,200	$5,700
Current year warranty provision	22,470	24,726
Warranty costs incurred during the year		(19,226)

Balance — end of period	$33,670	$11,200

Research and Development — Research and development costs are expensed as incurred.

Long-Lived Assets — In accordance with Financial Accounting Standards Board (FASB) Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount, an impairment loss would be measured based on the discounted cash flows compared to the carrying amount. No impairment charge has been recorded in any of the periods presented.

Revenue Recognition — The Company’s revenue is derived primarily from the sale of semiconductors. Revenue from the sale of semiconductors is recognized when persuasive evidence of an arrangement exists, the product has been delivered, the price is fixed or determinable, and collection is probable. Delivery is generally considered to have occurred upon shipment and after transfer of title.

In 2006, the Company began selling its products under distributor agreements that provide for return rights. Company management has concluded it is unable to reasonably estimate sales returns under its distributor arrangements; accordingly, revenue and related cost of revenue on shipments to distributors are deferred until resale to the end customers. Under such sell-through revenue accounting, accounts receivable are recognized and inventory is relieved upon shipment to the distributor as title to the inventory is transferred upon shipment, at which point the Company has legally enforceable right to collection under normal terms. The associated revenue and deferred revenue are deferred by recording “deferred income” (gross profit margin on these sales) as shown on the face of the consolidated balance sheet. When the related product is sold by the Company’s distributors to their end customers, the Company recognizes previously deferred income as revenue and cost of revenue.

For non-distributor customers, the Company recognizes revenue when title to the product is transferred to the customers, which occurs upon shipment or delivery, depending upon the terms of the customer order, provided that persuasive evidence of a sales arrangement exists, the price is fixed and determinable, title has transferred, collection of the resulting receivables is reasonably assured, there are no customer acceptance requirements, and there is no remaining significant obligations. Provisions for returns and allowances for non-distributors customers are provided for at the time product sales are recognized. An allowance for sales returns and allowances for customers is recorded based on historical experience or specific identification of an event necessitating an allowance.

Foreign Currency Translation — The functional currency of the Company’s foreign subsidiaries is the U.S. dollar. Foreign currency monetary assets and liabilities are translated into U.S. dollars at year-end exchange rates. Non-monetary assets are translated at historical exchange rates. Revenue and expenses are translated at average exchange rates in effect during each period. Gains and losses from foreign currency remeasurement are included in net loss.

Income Taxes — The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) Statement No. 109, Accounting for Income Taxes, which requires the asset and liability approach which requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. The measurement of current and deferred tax liabilities and assets are based on provisions of the enacted laws; the effects of future changes in tax laws or rates are not anticipated. Deferred tax assets are reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Stock-Based Compensation — Effective January 1, 2006, the Company adopted the provisions of SFAS No. 123(R), Share-Based Payment. SFAS 123(R) establishes accounting for stock-based awards based on the fair value of the award measured at grant date. Accordingly, stock-based compensation cost is recognized in the consolidated statement of operations as an operating expense over the requisite service period. The Company previously recognized expense in accordance with Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations and provided the required pro forma disclosures of SFAS No. 123, Accounting for Stock-Based Compensation. The Company elected to adopt the prospective transition method as provided by SFAS 123(R) under which prior period results are not restated. The fair value of stock options granted or modified after December 31, 2005, are recognized as compensation expense using the Black-Scholes option pricing model, single option approach. As required under SFAS No. 123(R), stock options granted on or prior to December 31, 2005, will continue to be accounted for and recognized as compensation expense using the intrinsic value method under APB Opinion No. 25 and related interpretations. Prior to the adoption of SFAS No. 123(R), tax benefits in excess of compensation cost recognized were reported as operating cash flows. SFAS No. 123(R) requires excess tax benefits to be reported as a financing cash flow rather than as a reduction of taxes paid.

At December 31, 2006, the Company had one stock option plan — the 1999 Stock Plan (see Note 7).

The Company determines fair value of stock-based payment awards on date of grant using subjective variables. These variables include expected term, stock price volatility over the expected term of the awards, risk-free interest rate, and dividend rate (see Note 7).

Recently Issued Accounting Pronouncements — In July 2006, the FASB issued Financial Interpretation No. (FIN) 48, Accounting for Uncertainty in Income Taxes, as an interpretation of SFAS Statement No. 109, Accounting for Income Taxes. This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for the Company beginning January 1, 2007. Differences between the amounts recognized in the statements of financial position prior to the adoption of FIN 48 and the amounts reported after adoption should be accounted for as a cumulative-effect adjustment recorded to the beginning balance of retained earnings. The Company has not determined the impact of adopting FIN 48 on its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which provides guidance for using fair value to measure assets and liabilities. The pronouncements clarifies (1) the extent to which companies measure assets and liabilities at fair value; (2) the information used to measure fair value; and (3) the effect that fair value measurements have on earnings. SFAS 157 will apply whenever another standard requires (or permits) assets or liabilities to be measured at fair value. SFAS 157 is effective for the Company as of January 1, 2008. The Company has not determined the impact this statement will have on its consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 permits companies to choose to measure certain financial instruments and certain other items at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings. SFAS No. 159 is effective for the company beginning in the first quarter of fiscal year 2008, although earlier adoption is permitted. The Company has not determined the impact that SFAS No. 159 will have on its consolidated financial statements.

In March 2007, the FASB issued Emerging Task Issues Force No. 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities. The issue is whether nonrefundable advance payments for goods that will be used or for services that will be performed in future research and development activities should be accounted for pursuant to SFAS Statement No. 2, Accounting for Research and Development Costs. The issue is effective for financial statements issued for fiscal years beginning after December 15, 2007. The Company has not determined the impact of this issue on its consolidated financial statements.

Reclassification — Certain amounts in the 2005 presentation have been reclassified to conform with the 2006 presentation. These reclassifications had no impact on shareholders’ equity and net loss.

2.	PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2006 and 2005, consist of the following

	2006	2005
Computer equipment and software	$2,622,781	$941,466
Furniture and fixtures	149,810	684,912
Leasehold improvements	523,783

	3,296,374	1,626,378
Accumulated depreciation and amortization	(1,430,719)	(660,718)

Property and equipment — net	$1,865,655	$965,660

3.	ACCRUED LIABILITIES

Accrued liabilities at December 31, 2006 and 2005, consist of the following:

	2006	2005
Accrued compensations and benefits	$1,015,952	$984,396
Customer advances	380,011	10,050
Others	882,853	1,624,374

Total	$2,278,816	$2,618,820

4.	BANK LOAN

In June 2004, the Company entered into a credit facility agreement (the “Credit Agreement”) with a bank that provides working capital and equipment purchase financing for up to $1,300,000. This Credit Agreement was increased to $1,800,000 in April 2005 and allowed for the issuance of $500,000 of letters of credit. The letter of credit requires collateral in the form of cash certificate of deposits of equal amount be deposited with the bank and such amounts are classified as short-term restricted investment. Borrowings under the Credit Agreement bear interest at the bank’s prime plus 0.25% per annum and are collateralized by assets of the Company. The Company is also required to comply with certain financial covenants. This Credit Agreement expired on June 1,

2005, and was extended to August 30, 2005. In August 2005, the Company renewed its credit facility agreement with the bank that provides working capital and equipment purchase financing for up to $1,500,000. The new line of credit expired in February 2006. In September 2005, the Company drew down approximately $48,700 on the line for an equipment purchase. This loan bears interest at the bank’s prime plus 0.25% per annum (6.75% at the date of loan agreement).

In February 2006, the Company repaid its outstanding loans with the bank and renewed its line of credit for borrowings up to $1,000,000. The line of credit bears interest at the bank’s prime rate plus 0.25% per annum (7.75% at the date of loan agreement) and terminated in November 2006.

In December 2006, the Company entered into loan and security agreements with the following provisions:

(i)	To borrow up to an aggregate principal amount of $7,000,000 as Growth Capital Loan Facility (“Growth Capital Loan”) pursuant to a loan and security agreement among Gold Hill Venture Lending 03, LP (“Gold Hill”) and Silicon Valley Bank (SVB) as Agent, with the first availability to draw $3,500,000 through March 31, 2007. An additional availability of $3,500,000 will be available to draw through June 30, 2007. The Growth Capital Loan will bear interest at the bank’s prime rate (6% at December 31, 2006) plus 2.25%. The Growth Capital Loan is due through a 6 month only interest period and followed by a 30 month repayment period. At the end of the repayment period, the Company is required to remit a final payment to the lenders equal to 0.50% of the aggregate amount borrowed. No amounts were borrowed under the Growth Capital Loan as of December 31, 2006.

(ii)	To establish a $3,000,000 Revolving Line of Credit (“Revolving Line”) pursuant to a loan and security Agreement between SVB and the Company. Amounts borrowed may be repaid, and prior to the Revolving Line maturity date, re-borrowed. The maturity date is December 2008. The principal amount outstanding under the Revolving Line shall bear interest at a floating per annum rate equal to the bank’s prime rate(6% at December 31, 2006) plus 0.25%, which interest shall be payable monthly. The Revolving Line provides for the issuance of letters of credit which may not exceed $2,000,000. No amounts were borrowed under the Revolving Line as of December 31, 2006.

(iii)	In addition, the Company issued 75,000 and 30,000 warrants (“Original Warrants”) to purchase shares of Series D-1 preferred stock at $1.552 per share to Gold Hill and SVB, respectively. The fair value of the Original Warrants was estimated on the warrant commitment date using the Black-Scholes option-pricing model with the following assumptions: no dividends, risk free interest rate at 4.57%, volatility of 75%, and expected term of seven years which is the warrants’ contractual life. The fair value of the Original Warrants at the date of grant was $110,630, which was recorded as debt issuance cost (included in other assets) and is to be amortized as interest expense over the loan term. In addition, the Company is also obliged to issue warrants to purchase up to 157,140 and 62,856 additional shares of Series D-1 preferred stock at $1.552 per share to Gold Hill and SVB, respectively, based on amounts borrowed under the agreements. As no amounts were borrowed as of December 31, 2006, these additional warrants were not issued and accordingly not valued as of that date.

(iv)	The Company pledged and granted a security interest in all of its assets (excluding its intellectual property) as security for the payment and performance of its obligations under the Growth Capital Loan and the Revolving Line.

(v)	Under terms of the Revolving Line, the Company shall maintain as of the last day of each month, on a consolidated basis with respect to the Company and its subsidiaries, a tangible net worth of at least $7,000,000.

5.	COMMITMENTS AND CONTINGENCIES

The Company leases its principal facilities, equipment, and software under noncancelable operating lease agreements with expiration dates through 2011.

Total minimum future lease payments under operating leases are as follows:

Years Ending December 31
2007	$1,195,730
2008	784,650
2009	333,156
2010	169,117
2011	133,411

Total	$2,616,064

Rent expense was approximately $1,030,415 and $326,223 for the years ended December 31, 2006 and 2005, respectively.

6.	REDEEMABLE CONVERTIBLE PREFERRED STOCK

In December 2005, the Company issued 12,885,851 shares of Series D redeemable convertible preferred stock at $1.552 per share for cash proceeds of $19,926,777 (net of issuance cost of $72,061). In 2006, the Company issued additional 70,876 shares of Series D redeemable convertible preferred stock at $1.552 per share in exchange for executive recruiting services having an estimated fair value of $110,000.

Significant terms of the redeemable convertible preferred stock as of December 31, 2006, are as follows:

Voting Rights and Directors — Holders of Series A, B, C, and D preferred stock vote on an as-converted basis with common shareholders. The conversion ratios for Series A, B, C, and D preferred stock are 1 to 1, 1.087 to 1, 1 to 1, and 1 to 1, respectively. Holders of Series A and B, voting as separate classes each, are entitled to elect two members of the Board of Directors (the “Board”) each. Holders of Series C and D, voting as a separate class each, are entitled to elect one Board member each. Holders of Series A, B, C, and D, voting as a separate class, are entitled to elect one Board member. Common shareholders, voting as a separate class, are entitled to elect two Board members.

Dividends — The holders of Series A, B, C, and D preferred stock are entitled to receive noncumulative dividends at the rate of $0.06, $0.12, $0.10, and $0.124 per share, per annum, respectively, payable in preference and in priority to any payment of dividends on common stock, when and if declared by the Board. The holders of preferred stock will also be entitled to participate in dividends to be paid to holders of common stock on an as-if converted basis. No dividends on preferred stock and common stock have been declared by the Board from inception through December 31, 2006.

Liquidation — In the event of any liquidation, dissolution, or winding-up of the Company, including a merger, acquisition, or sale of assets (as defined), the holders of Series A, B, C, and D are entitled to a liquidation preference per share equal to $0.75, $1.50, $1.236, and $1.552 respectively, plus declared and unpaid dividends, prior and in preference to any distribution to common shareholders. In the event that the Company’s legally available assets are insufficient to satisfy the liquidation preference, the entire assets and funds will be distributed ratably among the holders of the preferred stock in proportion to the preferential amount each such holder is otherwise entitled to receive. The remaining assets of the Company legally available for distribution, if any, will be distributed ratably to the holders of preferred and common stock on an as-converted basis up to a maximum distribution per share of $2.25, $4.50, $3.708, and $4.656 per share of Series A, B, C, and D respectively; the remaining assets, if any, will be distributed pro rata to holders of common stock.

Conversion — Each share of preferred stock is convertible, at the option of the holder, according to a conversion ratio (as noted above in voting rights and directors), subject to adjustment for dilution. Each share of preferred stock automatically converts into the number of shares of common stock into which such shares are convertible at the then-effective conversion ratio upon: (1) the closing of a public offering of common stock at a per share price of at least $5.00 per share with gross proceeds of not less than $20,000,000, or (2) the consent of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of the preferred stock.

Redemption — At the election of the holders of at least a majority of the Series A, B, C, and D preferred shareholder, voting as a class, the Company shall redeem the outstanding Series A, B, C, and D preferred stock on a pari passu basis in proportion to their respective redemption amounts in three equal annual installments beginning in December 2011. Such redemption shall be made by paying in cash a sum equal to $0.75, $1.50, $1.236, and $1.552 per share of Series A, Series B, Series C, and Series D preferred stock respectively, plus all declared but unpaid dividends on such shares.

Accretion — The Company is recording accretion for the difference between the initial recorded value of the outstanding preferred shares and the redemption price from the preferred stock issuance date over the redemption period. The Company has recorded accretion of $33,806 and $25,693 for 2006 and 2005, respectively. The accretion has been recorded as an increase in preferred shares additional paid-in capital and accumulated deficit.

7.	SHAREHOLDERS’ DEFICIT

Convertible Preferred Stock — In December 2006, the Company authorized the issuance of 324,996 shares of Series D-1 preferred stock related to warrants issued under bank loan agreements (see Note 4). The Series D-1 preferred stock has the same terms as the Series D preferred stock (see Note 6) except that the Series D-1 preferred stock is not redeemable at the option of the holder.

Common Stock — The Company’s Certificate of Incorporation, as amended, authorized the Company to issue 51,933,524 shares of no par value common stock. As of December 31, 2006, 4,472,415 shares of common stock were issued and outstanding.

Common Stock Reserved for Issuance — At December 31, 2006, the Company has reserved shares of common stock for issuance as follows:

Reserve under 1999 stock option plan	8,892,167
Conversion of Series A convertible preferred stock	4,306,666
Conversion of Series B convertible preferred stock	6,884,059
Conversion of Series C convertible preferred stock	14,096,494
Conversion of Series D convertible preferred stock	12,956,727
Warrant — Series D-1 Preferred Stock	324,996

Total	47,461,109

1999 Stock Plan — In 1999, the Company adopted the 1999 Stock Plan (the “Plan”), which includes both incentive and nonstatutory stock options and stock purchase rights. Incentive stock options (“ISO”) may be granted only to Company employees (including officers and directors who are also employees). Nonqualified stock options (“NSO”) may be granted to Company employees and consultants. Stock purchase rights (“SPR”) may be granted to consultants. Under the Plan, the Company may grant awards to purchase up to 11,008,333 shares of common stock to employees, directors, and services providers for periods up to 10 years and at prices no less than 85% of the estimated fair market value of the shares on the date of grant as determined by the Board, provided, however, (i) the exercise price of an ISO, NSO, and SPR shall not be less than 100%, 85%, and 85% of the estimated fair values of the shares on the date of grant, respectively, and (ii) the exercise price of an ISO and NSO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant. To date, options granted generally vested over four to five years.

In accordance to the terms of the employment offer with the chief executive officer, the Company has reserved up to 675,580 shares under the 1999 Stock Option Plan as equity award for the attainment of certain performance milestones by the officer. In January 2006, the Company issued stock options to purchase 1,000,000 shares of the Company’s common stock at $0.63 per share to the chief executive officer to replace the above terms in the employment offer.

Stock option activities under the Plan are summarized as follows:

	Shares Available for Grant	Number of Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)
Outstanding — December 31, 2004 (2,326,309 shares exercisable at weighted-average exercise price of $0.15 per share)	2,485,323	3,302,935	$0.17
Increase in authorized shares under the Plan	4,800,000
Granted (weighted-average fair value of $0.03 per share)	(3,252,739)	3,252,739	0.18
Exercised		(1,229,590)	0.14
Canceled and returned to 1999 Stock Plan	142,001	(142,001)	0.18

Outstanding — December 31, 2005 (1,824,874 shares exercisable at weighted-average exercise price of $0.17 per share)	4,174,585	5,184,083	0.18
Granted (weighted-average fair value of $0.44 per share)	(3,795,000)	3,795,000	0.63
Exercised		(466,501)	0.16
Canceled and returned to 1999 Stock Plan	491,958	(491,958)	0.29

Outstanding — December 31, 2006	871,543	8,020,624	$0.39	7.67

Options vested & exercisable — December 31, 2006		2,543,361	$0.19	7.14

Additional information regarding options outstanding as of December 31, 2006, is as follows:

	Options Outstanding			Options Exercisable
Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.075 - $0.075	25,000	3.30	$0.075	25,000	$0.075
$0.100 - $0.100	30,000	4.16	0.100	30,000	0.100
$0.180 - $0.180	4,286,562	7.44	0.180	2,399,925	0.180
$0.630 - $0.630	3,679,062	7.99	0.630	88,436	0.630

$0.075 - $0.630	8,020,624	7.67	0.386	2,543,361	0.194

Stock-Based Compensation — On January 1, 2006, the Company adopted the provision of SFAS No. 123(R) using the Prospective method for its transition. Under this method, only awards granted or modified after the adoption date are accounted for in accordance with SFAS 123(R) “Share-Based Payment”.

Valuation and Amortization Method — The Company’s policy is to use the Black-Scholes Single Option approach which determines a single value for each grant; in addition, the Company’s policy is to amortize that value over the vesting term on a straight-line basis, net of estimated forfeitures. Minimum variables to be determined include expected volatility, estimated term and risk-free interest rate. The estimated term input is the expected term from grant date and cannot be shorter than the term from grant to full vest date (or the average vesting period, for awards subject to graded vesting that are valued as a single award with a single average expected term).

Expected Term — The Company has elected to use the safe harbor method described in Staff Accounting Bulletin 107 to compute expected term. The Company’s stock option plan provides for a 10-year term to expiration. The majority of the options granted in 2006 vest 25% after 1 year and 1/48 per month thereafter. Based on the above, the Company computed an expected term of 6.08 years for awards granted in 2006.

Expected Volatility — The Company estimates volatility for option grants by evaluating the average historical volatility of peer group companies for the period immediately preceding the option grant for a term that is approximately equal to the option’s expected term. For 2006, the Company has estimated future volatility to be approximately 75%.

Risk-Free Interest Rate — The Company bases the risk-free interest rate that it uses in the option pricing model on U.S. Treasury zero-coupon issues with remaining terms similar to the expected term on the options.

Expected Dividend — The Company does not anticipate paying any cash dividends in the foreseeable future and therefore uses an expected dividend yield of zero in the option-pricing model.

The Company used the following weighted-average assumptions to determine stock-based compensation expense:

	2006	2005
Expected life	6.08	4
Risk-free interest rate	4.55%–4.99%	3.58%–4.40%
Expected dividend yield	— %	— %
Volatility	75%	— %

Stock-Based Compensation Expense — Total compensation cost for the Company’s stock plans in the year of 2006 was $323,833, and included the following:

2006
Stock-based compensation expense by caption:
General and administrative	$119,522
Research and development	126,118
Sales and marketing	78,193

Total	$323,833

As of December 31, 2006, there was $865,768 of unrecognized compensation cost, net of estimated forfeitures, related to non-vested stock options granted to the Company’s employees. This cost will be recognized over an estimated weighted-average period of approximately 3.15 years. Total unrecognized cost will be adjusted for future changes in estimated forfeitures.

8.	INCOME TAXES

The Company accounts for the income taxes using the asset and liability approach for financial reporting purposes. Under SFAS No. 109, Accounting for Income Taxes, deferred tax assets, including net operating loss carryforward, and liabilities are determined based on temporary differences between the book and tax basis of assets and liabilities. Due to the Company’s net loss, there were no other tax provisions except foreign tax provision of $38,000 for subsidiary income taxes for the year ended December 31, 2006. The tax effects of temporary differences that give rise to significant portions of the Company’s net deferred tax asset as of December 31, 2006 and 2005, are as follows:

	2006	2005
Net operating loss carryforwards	$10,061,000	$8,433,000
Tax credit carryforwards	1,543,000	1,632,000
Accruals and reserves recognized in different periods	888,000	318,000
Amortization of intangibles	240,000	263,000

Total	12,732,000	10,646,000

Less valuation allowance	(12,732,000)	(10,646,000)

Net deferred tax asset	$—	$—

The Company has established a full valuation allowance against its deferred tax assets due to uncertainties surrounding the realization of such assets.

At December 31, 2006, the Company has net operating loss carryforward of approximately $23,820,000 and $31,459,000 respectively, available to offset future federal, and California taxable income. Federal carryforward expire beginning in 2019, and the state carryforward expire at various dates beginning in 2007. The Company also has net operating loss carryforward of approximately $1,369,000 at December 31, 2006, available to offset future China taxable income. The China loss carryforward begin to expire in 2007.

The Tax Reform Act of 1986 and the California Conformity Act of 1987 impose substantial restrictions on the utilization of net operating loss and tax credit carry forward in the event of an “ownership change,” as defined by the Internal Revenue Code (IRC). Any such ownership change could significantly limit the Company’s ability to utilize its tax carryforward.

In relation to the income tax implications as a result of the implementation of the SFAS 123(R), Share-Based Payment, the company determines that there is no significant accounting and tax impact as the company has net operating loss with a full valuation allowance.

9.	RELATED-PARTY TRANSACTIONS

Other current assets include an amount of $11,440 representing a security deposit for the Company’s chief executive officer’s residence.

In December 2006, the Company issued 70,876 shares of Series D preferred stock with an estimated fair value of $1.552 per share, to ChampionScott Partners, a shareholder, which completed the placement for the Company’s VP of Wordwide Sales, VP General Manager of China, and VP of Operation.

10.	EMPLOYEE BENEFITS

The Company sponsors a defined contribution retirement plan (the “Retirement Plan”), which qualifies under Section 401(k) of the IRC of 1986. The Retirement Plan covers essentially all U.S. employees. Eligible employees may make voluntary contributions to the Retirement Plan, and the Company is allowed to make discretionary contributions. For the years ended December 31, 2006 and 2005, the Company did not make any contributions.

11.	SUBSEQUENT EVENTS

In March 2007, the Company borrowed $3,500,000 from the Growth Capital Loan with Gold Hill and SVB (see Note 4). Warrants to purchase an additional 109,998 shares of Series D-1 preferred stock at $1.552 per share were issued in connection with this borrowing.

In January 2007, the Company issued 526,000 shares of common stock options to its employees with an exercise price of $0.63 per share.

In May 2007, the Company, with shareholder approval, amended the 1999 Stock Plan to increase the number of shares of Common Stock reserved for issuance under such Plan from 11,008,333 shares to 13,508,333 shares.

In May 2007 the Company issued 1,559,000 shares of common stock options to its employees with an exercise price of $0.88 per share.

In June 2007, SiRF Technology Holdings, Inc. (NASDAQ: SIRF), signed a definitive agreement to acquire the Company for a total estimated purchase price of $283 million in stock and cash. If the acquisition is not consummated, the Company has the right to borrow, under certain conditions, $15 million from SiRF Technology Holdings, Inc. in the form of convertible notes. The convertible notes will bear interest at prime rate and be convertible into preferred stock of the Company at the option of the holder. The conversion rate is to be determined based on a pre-money valuation of the Company which is equal to the lower of pre-money valuation of the next round of financing or $175 million immediately prior to conversion. Any borrowings are repayable in two years if the notes are not otherwise converted to preferred stock of the Company.

In July 2007, the Company issued 188,000 shares of common stock options to its employees with an exercise price of $5.43 per share.

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